Exhibit 99.1

Libbey Inc. 300 Madison Ave P.O. Box 10060 Toledo, OH 43699
NEWS RELEASE

AT THE COMPANY:
Kenneth Boerger	Greg Geswein
VP/Treasurer	VP/Chief Financial Officer
(419) 325-2279	(419) 325-2451

FOR IMMEDIATE RELEASE
FRIDAY, AUGUST 1, 2008
LIBBEY INC. ANNOUNCES SECOND QUARTER RESULTS
Record second-quarter sales of $224.8 million represent second highest quarterly sales performance in history. Achieved income from operations of $18.7 million and EBITDA of $30.5 million despite rapidly escalating natural gas and electricity costs.
•	Sales Increase 8.5 Percent

•	Income From Operations of $18.7 Million

•	Income Before Income Taxes of $1.7 Million

•	Second Quarter Net Loss of $2.1 Million Reflects Unusually High Effective Tax Rate of 225.9 Percent

•	EBITDA of $30.5 Million for Quarter

•	Guidance for Full-Year 2008 EBITDA in Range of $114 Million to $118 Million
TOLEDO, OHIO, AUGUST 1, 2008—Libbey Inc. (NYSE: LBY) today announced strong second-quarter sales results driven by improvements in international and certain North American markets.
Second Quarter Results
For the quarter-ended June 30, 2008, sales increased 8.5 percent to $224.8 million from $207.1 million in the year-ago quarter. North American Glass sales increased 5.5 percent to $155.0 million (see Table 3) from $147.0 million in the year-ago quarter. The increase in sales was attributable to a more than 10 percent increase in shipments to Crisa customers and a more than 4 percent increase in shipments to retail glassware customers. Sales to U. S. foodservice customers were approximately 2 percent lower than in the second quarter of 2007. North American Other sales decreased 1.2 percent, as shipments of Syracuse China products decreased approximately 14 percent and sales of World Tableware and Traex products were up approximately 7 percent and 5 percent, respectively. International sales increased 29.6 percent as the result of increased sales to
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customers of Libbey China, Royal Leerdam and Crisal. A majority of the increased sales is attributable to Libbey China and a favorable currency impact on European sales. Excluding the currency impact, international sales increased approximately 14.0 percent.
The Company reported income from operations of $18.7 million during the quarter, compared with income from operations of $20.5 million in the year-ago quarter. Factors contributing to the decrease in income from operations were lower production activity in Mexico as the result of a scheduled furnace rebuild, along with higher natural gas and electricity costs. Higher sales partially offset these increased costs.
Earnings before interest and taxes (EBIT) were $19.3 million, compared with $21.2 million in the year-ago quarter. EBIT was $14.9 million for North American Glass, compared with $16.5 million in the second quarter of 2007, as a result of the lower production activity in Mexico due to the furnace rebuild and higher natural gas expenses. North American Other reported EBIT of $3.6 million for the second quarter of 2008, compared with $4.3 million in the second quarter of 2007. The decrease was primarily a result of the lower sales at Syracuse China. The International segment reported EBIT of $0.7 million, which was a $0.4 million improvement compared with the year-ago quarter. This improvement was primarily related to Libbey China being in full operation, along with higher international sales, partially offset by higher natural gas costs in Europe.
Libbey reported that earnings before interest, taxes, depreciation and amortization (EBITDA) (see Table 1) were $30.5 million in the second quarter of 2008, compared with EBITDA of $31.9 million in the year-ago quarter.
As a result of Libbey’s higher debt, interest expense increased $1.2 million compared with the year-ago period.
The effective tax rate increased to 225.9 percent for the quarter, compared with 16.4 percent in the year-ago quarter. The Company’s effective tax rate increased from the year-ago quarter primarily due to the Company’s provision for income taxes being significantly impacted by the recognition of valuation allowances in certain countries, particularly the United States. Further, changes in the mix of earnings in countries with differing statutory tax rates, changes in accruals related to uncertain tax positions, tax planning structures and changes in tax laws have also impacted the effective tax rate. Libbey reported a net loss of $2.1 million, or a loss of $0.14 per diluted share, for the second quarter of 2008, compared with net income of $4.0 million, or $0.27 per diluted share, in the second quarter of 2007.
John F. Meier, chairman and chief executive officer, said, “To have achieved record second-quarter sales – and our second-highest quarterly sales performance ever – in the face of this difficult economic environment is a testimony to the soundness of the transformational strategy we put in place ten quarters ago. Clearly, our efforts to dramatically reshape our global ‘footprint’ by expanding our international manufacturing base is paying off handsomely, as we have seen strong sales of Crisa, our Mexican product line, and in our Libbey China glassware.”
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Meier continued, “Similarly, we are quite pleased with the relative strength of our total North American Glass business performance, which continues to aggressively combat unprecedented natural gas and electricity costs. We are seeing the benefits of our LEAN manufacturing efforts while continuing to provide the quality and service our customers have come to expect from Libbey.”
Six-Month Results
For the six months ended June 30, 2008, sales increased 6.6 percent to $412.1 million from $386.6 million in the year-ago period. North American Glass sales increased 4.0 percent to $282.5 million (see Table 3) from $271.7 million in the year-ago period. The increase in sales was attributable to an approximate 11 percent increase in both Crisa’s sales and in shipments to retail glassware customers in the U.S. and Canada. Partially offsetting this increase was a 6.4 percent decrease in U.S. foodservice glassware sales. As a result of lower Syracuse China sales, North American Other sales decreased 2.1 percent. International sales increased 26 percent as a result of significantly increased shipments to customers of Libbey China and favorable currency impact on European sales. Excluding the currency impact, international sales increased approximately 11.3 percent.
The Company reported income from operations of $28.2 million during the first six months of 2008, compared with income from operations of $30.9 million in the year-ago period. Factors contributing to the decrease in income from operations were lower foodservice sales, lower production activity in Mexico, as the result of a furnace rebuild, and higher natural gas costs. Higher total sales partially offset these increased costs.
EBIT was $29.5 million, compared with $33.4 million in the first six months of 2007. EBIT was $22.0 million, compared with $27.5 million in the first six months of 2007 for North American Glass, as a result of higher sales which were more than offset by an unfavorable mix of sales, decreased operating activity in Crisa’s operations and higher natural gas costs. North American Other reported EBIT for the first half of 2008 of $7.5 million, compared with $8.0 million in the year-ago period, primarily as a result of the lower sales at Syracuse China. The International segment reported EBIT of $0.1 million, compared with an EBIT loss of $2.1 million in the first six months of 2007. The improvement was primarily related to Libbey China’s increased sales and higher international sales, partially offset by higher natural gas costs in Europe.
Libbey reported that EBITDA, as detailed in Table 1, was $52.1 million in the first six months of 2008, compared with EBITDA of $53.3 million in the year-ago six-month period.
As a result of higher debt, interest expense increased $2.8 million compared with the first half of 2007.
The effective tax rate increased to a negative 6.9 percent for the first six months of 2008 compared with a negative 58.0 percent in the first half of 2007. Similar to the second
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quarter impact, the Company’s effective tax rate increased from the year-ago period primarily due to the Company’s provision for income taxes being significantly impacted by the recognition of valuation allowances in certain countries, particularly the United States. Further, changes in the mix of earnings in countries with differing statutory tax rates, changes in accruals related to uncertain tax positions, tax planning structures and changes in tax laws have also impacted the effective tax rate. Libbey reported a net loss of $5.6 million for the first six months of 2008, or a loss of $0.38 per diluted share, compared with net income of $2.2 million, or $0.15 per diluted share, in the first half of 2007.
Working Capital and Liquidity
As of June 30, 2008, working capital, defined as inventories and accounts receivable less accounts payable, increased to $244.1 million from $213.8 million at December 31, 2007, due to seasonal working capital needs and the full impact of expanded operations in China.
Free cash flow for the first six months of 2008, as detailed in the attached Table 2, was a use of $40.6 million compared with a use of $16.3 million in the first half of 2007. The primary contributors were a $19.6 million payment to Vitro S.A. made in the current year related to the purchase of Crisa in 2006 and increased working capital of $7.8 million at Libbey China, where production did not begin until late in the first quarter of 2007.
Libbey reported that it had available capacity of $71.1 million under its Asset Based Loan (ABL) credit facility as of June 30, 2008, compared with availability of $82.3 million at March 31, 2008.
Outlook for 2008
For the third quarter of 2008, the Company currently expects sales to continue to be solid, in the range of $220 million to $225 million, and EBITDA to be between $27 million and $29 million.
“As the result of our performance to date, including EBITDA within our previous guidance and expectations for ongoing energy cost pressure, we now anticipate full-year 2008 EBITDA to be in the range of $114 million to $118 million on expected sales of slightly more than $870 million,” Meier said.
Webcast Information
Libbey will hold a conference call for investors on Friday, August 1, 2008, at 11 a.m. Eastern Daylight Time. The conference call will be simulcast live on the Internet and is accessible from the Investor Relations section of www.libbey.com. To listen to the call, please go to the website at least 10 minutes early to register, download and install any
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necessary software. A replay will be available for 30 days after the conclusion of the call.
This press release includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements only reflect the Company’s best assessment at this time and are indicated by words or phrases such as “goal,” “expects,” “ believes,” “will,” “estimates,” “anticipates,” or similar phrases. Investors are cautioned that forward-looking statements involve risks and uncertainty, that actual results may differ materially from such statements, and that investors should not place undue reliance on such statements. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K filed with the Commission on March 17, 2008. Important factors potentially affecting performance include but are not limited to increased competition from foreign suppliers endeavoring to sell glass tableware in the United States and Mexico; the impact of lower duties for imported products; major slowdowns in the retail, travel or entertainment industries in the United States, Canada, Mexico, Western Europe and Asia, caused by terrorist attacks or otherwise; significant increases in per-unit costs for natural gas, electricity, corrugated packaging, and other purchased materials; higher indebtedness related to the Crisa acquisition; higher interest rates that increase the Company’s borrowing costs; protracted work stoppages related to collective bargaining agreements; increases in expense associated with higher medical costs, increased pension expense associated with lower returns on pension investments and increased pension obligations; devaluations and other major currency fluctuations relative to the U.S. dollar and the Euro that could reduce the cost competitiveness of the Company’s products compared to foreign competition; the effect of high inflation in Mexico and exchange rate changes to the value of the Mexican peso and the earnings and cash flow of Crisa, expressed under U.S. GAAP; the inability to achieve savings and profit improvements at targeted levels in the Company’s operations or within the intended time periods; and whether the Company completes any significant acquisition and whether such acquisitions can operate profitably. With respect to its expectations regarding the Crisa acquisition, these factors also include the ability of Vitro to supply necessary services to Crisa.
Libbey Inc.:
•	is the largest manufacturer of glass tableware in the western hemisphere and one of the largest glass tableware manufacturers in the world;
•	is expanding its international presence with facilities in China, Mexico, the Netherlands and Portugal;
•	is the leading manufacturer of tabletop products for the U.S. foodservice industry; and
•	supplies products to foodservice, retail, industrial and business-to-business customers in over 100 countries.
Based in Toledo, Ohio, for 120 years, Libbey operates glass tableware manufacturing plants in the United States in Louisiana and Ohio, as well as in Mexico, China, Portugal and the Netherlands. Its Crisa subsidiary, located in Monterrey, Mexico, is the leading producer of glass tableware in Mexico and Latin America. Its Royal Leerdam subsidiary, located in Leerdam, Netherlands, is among the world leaders in producing and selling glass stemware to retail, foodservice and industrial clients. Its Crisal subsidiary, located
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in Portugal, provides an expanded presence in Europe. Its Syracuse China subsidiary designs, manufactures and distributes an extensive line of high-quality ceramic dinnerware, principally for foodservice establishments in the United States. Its World Tableware subsidiary imports and sells a full-line of metal flatware and holloware and an assortment of ceramic dinnerware and other tabletop items principally for foodservice establishments in the United States. Its Traex subsidiary, located in Wisconsin, designs, manufactures and distributes an extensive line of plastic items for the foodservice industry. In 2007, Libbey Inc.’s net sales totaled $814.2 million.
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LIBBEY INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per-share amounts)
(unaudited)

	THREE MONTHS ENDED
	June 30, 2008	June 30, 2007
Net sales	$224,828	$207,123

Freight billed to customers	615	549

Total revenues	225,443	207,672

Cost of sales	183,275	163,483

Gross profit	42,168	44,189

Selling, general and administrative expenses	23,451	23,667

Income from operations	18,717	20,522

Other income	586	639

Earnings before interest and income taxes	19,303	21,161

Interest expense	17,620	16,429

Income before income taxes	1,683	4,732

Provision for income taxes	3,802	776

Net (loss) income	$(2,119)	$3,956

Net (loss) income per share:
Basic	$(0.14)	$0.27

Diluted	$(0.14)	$0.27

Weighted average shares:
Outstanding	14,645	14,436

Diluted	14,645	14,672

LIBBEY INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per-share amounts)
(unaudited)

	SIX MONTHS ENDED
	June 30, 2008	June 30, 2007
Net sales	$412,104	$386,619

Freight billed to customers	1,283	1,024

Total revenues	413,387	387,643

Cost of sales	340,882	311,039

Gross profit	72,505	76,604

Selling, general and administrative expenses	44,310	45,701

Income from operations	28,195	30,903

Other income	1,339	2,484

Earnings before interest and income taxes	29,534	33,387

Interest expense	34,771	31,993

(Loss) income before income taxes	(5,237)	1,394

Provision (benefit) for income taxes	359	(808)

Net (loss) income	$(5,596)	$2,202

Net (loss) income per share:
Basic	$(0.38)	$0.15

Diluted	$(0.38)	$0.15

Weighted average shares:
Outstanding	14,612	14,399

Diluted	14,612	14,617

LIBBEY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	June 30, 2008	December 31, 2007	June 30, 2007
	(unaudited)		(unaudited)
ASSETS

Cash	$17,883	$36,539	$15,576
Accounts receivable — net	111,849	93,333	103,423
Inventories — net	202,464	194,079	188,636
Deferred taxes	—	—	4,120
Other current assets	31,206	20,431	13,732

Total current assets	363,402	344,382	325,487

Other assets	15,687	17,221	27,098

Goodwill and purchased intangibles — net	208,728	208,091	206,624

Property, plant and equipment — net	334,229	329,777	322,848

Total assets	$922,046	$899,471	$882,057

LIABILITIES AND SHAREHOLDERS’ EQUITY

Notes payable	$1,954	$622	$1,381
Accounts payable	70,246	73,593	63,704
Accrued liabilities	71,334	70,112	76,081
Pension liability (current portion)	1,882	1,883	1,389
Nonpension postretirement benefits (current portion)	3,528	3,528	3,252
Payable to Vitro	—	19,575	19,704
Other current liabilities	10,554	11,558	2,641
Long-term debt due within one year	913	913	794

Total current liabilities	160,411	181,784	168,946

Long-term debt	533,834	495,099	491,142
Pension liability	69,872	71,709	80,105
Nonpension postretirement benefits	49,674	45,667	37,839
Other liabilities	9,793	12,097	8,952

Total liabilities	823,584	806,356	786,984

Common stock, treasury stock, capital in excess of par value and warrants	201,715	196,281	177,259
Retained deficit	(69,520)	(60,689)	(38,799)
Accumulated other comprehensive loss	(33,733)	(42,477)	(43,387)

Total shareholders’ equity	98,462	93,115	95,073

Total liabilities and shareholders’ equity	$922,046	$899,471	$882,057

LIBBEY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(Dollars in thousands)
(unaudited)

	THREE MONTHS ENDED
	June 30, 2008	June 30, 2007
Operating activities
Net (loss) income	$(2,119)	$3,956
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	11,238	10,710
Gain on asset sales	(117)	(6)
Change in accounts receivable	(17,230)	(6,366)
Change in inventories	5,976	(10,106)
Change in accounts payable	3,986	2,883
PIK interest	10,216	8,758
Pension & nonpension postretirement	(1,716)	(350)
Other operating activities	(5,154)	(5,117)

Net cash provided by operating activities	5,080	4,362

Investing activities
Additions to property, plant and equipment	(8,260)	(12,833)
Proceeds from asset sales and other	5	(116)

Net cash used in investing activities	(8,255)	(12,949)

Financing activities
Net borrowings	13,914	(3,983)
Dividends	(365)	(360)

Net cash provided by (used in) financing activities	13,549	(4,343)

Effect of exchange rate fluctuations on cash	(93)	109

Increase (decrease) in cash	10,281	(12,821)

Cash at beginning of period	7,602	28,397

Cash at end of period	$17,883	$15,576

LIBBEY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(Dollars in thousands)
(unaudited)

	SIX MONTHS ENDED
	June 30, 2008	June 30, 2007
Operating activities
Net (loss) income	$(5,596)	$2,202
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	22,534	19,926
Gain on asset sales	(124)	(1,575)
Change in accounts receivable	(17,460)	(2,778)
Change in inventories	(5,044)	(19,566)
Change in accounts payable	(5,912)	(2,042)
PIK interest	10,216	8,758
Pension & nonpension postretirement	(1,438)	2,237
Payable to Vitro	(19,575)	—
Other operating activities	(660)	(2,837)

Net cash (used in) provided by operating activities	(23,059)	4,325

Investing activities
Additions to property, plant and equipment	(17,612)	(22,626)
Proceeds from asset sales and other	46	1,953

Net cash used in investing activities	(17,566)	(20,673)

Financing activities
Net borrowings	22,509	(9,298)
Dividends	(729)	(719)

Net cash provided by (used in) financing activities	21,780	(10,017)

Effect of exchange rate fluctuations on cash	189	175

Decrease in cash	(18,656)	(26,190)

Cash at beginning of period	36,539	41,766

Cash at end of period	$17,883	$15,576

In accordance with the SEC’s Regulation G, the following tables 1 and 2 provide non-GAAP measures used in this earnings release and a reconciliation to the most closely related Generally Accepted Accounting Principle (GAAP) measure. Libbey believes that providing supplemental non-GAAP financial information is useful to investors in understanding Libbey’s core business and trends. In addition, it is the basis on which Libbey’s management assesses performance. Although Libbey believes that the non-GAAP financial measures presented enhance investors’ understanding of Libbey’s business and performance, these non-GAAP measures should not be considered an alternative to GAAP.
Table 1
Reconciliation of Net Loss to Earnings Before Interest, Taxes,
Depreciation and Amortization (EBITDA)
(Dollars in thousands)

	Three Months ended June 30,		Six Months ended June 30,
	2008	2007	2008	2007
Reported net (loss) income	$(2,119)	$3,956	$(5,596)	$2,202

Add:
Interest expense	17,620	16,429	34,771	31,993
Provision (benefit) for income taxes	3,802	776	359	(808)
Depreciation and amortization	11,238	10,710	22,534	19,926

EBITDA	$30,541	$31,871	$52,068	$53,313

Table 2
Reconciliation of Net Cash Used in Operating Activities to Free
Cash Flow
(Dollars in thousands)

	Three Months ended June 30,		Six Months ended June 30,
	2008	2007	2008	2007
Net cash provided by (used in) operating activities	$5,080	$4,362	$(23,059)	$4,325
Capital expenditures	(8,260)	(12,833)	(17,612)	(22,626)
Proceeds from asset sales and other	5	(116)	46	1,953

Free cash flow	$(3,175)	$(8,587)	$(40,625)	$(16,348)

Table 3
Summary Business Segment information
(Dollars in thousands)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Net Sales:
North American Glass	$155,013	$146,963	$282,490	$271,689
North American Other	30,120	30,490	56,703	57,925
International	41,765	32,236	78,152	62,018
Eliminations	(2,070)	(2,566)	(5,241)	(5,013)

Consolidated net sales	$224,828	$207,123	$412,104	$386,619

Earnings (Loss) before Interest & Taxes (EBIT):
North American Glass	$14,938	$16,549	$22,010	$27,484
North American Other	3,641	4,281	7,459	8,050
International	724	331	65	(2,147)

Consolidated EBIT	$19,303	$21,161	$29,534	$33,387

Depreciation & Amortization:
North American Glass	$6,425	$6,441	$12,978	$12,203
North American Other	755	880	1,511	1,761
International	4,058	3,389	8,045	5,962

Consolidated depreciation & amortization	$11,238	$10,710	$22,534	$19,926

Reconciliation of EBIT to Net Loss:
Segment EBIT	$19,303	$21,161	$29,534	$33,387
Interest Expense	(17,620)	(16,429)	(34,771)	(31,993)
Income Taxes	(3,802)	(776)	(359)	808

Net loss	$(2,119)	$3,956	$(5,596)	$2,202

Note:
North American Glass—includes sales of glass tableware from subsidiaries throughout the United States, Canada and Mexico.
North American Other—includes sales of ceramic dinnerware, metal tableware, holloware and serveware and plastic items.
International—includes worldwide sales of glass tableware from subsidiaries outside the United States, Canada and Mexico.